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                                  EXHIBIT 3.1.6

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (AFTER ISSUANCE OF STOCK)

                       AMERICAN DIVERSIFIED HOLDINGS, INC.

        We the undersigned, James Buchanan Rea, Jr. and Michael B. Jeffers, President and Secretary, respectively, of American Diversified Holdings, Inc., (the "Corporation") do hereby certify:

        1. That the Board of Directors of the Corporation by Unanimous Written Consent duly executed on the 20th day of August, 1998, adopted a resolution to amend the Articles of Incorporation as follows:

        The THIRD Article of the Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

               "THIRD"
               -------

               Section 1. Authorized Shares. This Corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock." The authorized number of shares of Common Stock is 20,000,000, no par value, and the authorized number of shares of Preferred Stock is 10,000,000, no par value. Upon the date of filing of this amendment to the Articles of Incorporation, every twenty (20) shares of Common Stock issued and outstanding are hereby converted, combined and reconstituted into one share of Common Stock. No fractional shares shall be issued upon such conversion of the Common Stock. In lieu of any fractional shares, each holder of Common Stock who would otherwise have been entitled to receive a fraction of a share of Common Stock upon surrender of Common Stock certificates for exchange pursuant to this THIRD Article shall be entitled to receive a stock certificate representing the next highest whole number of shares.

               The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

               Section 2. Voting Rights of Shareholders. Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation. Each holder of Preferred Stock shall be entitled to vote in the manner prescribed in the Certificate of Determination.

               Section 3. Consideration for Shares. The Common Stock and Preferred Stock shall be issued for such consideration, as shall be fixed from time to time by the Board of Directors. In the absence of fraud, the judgment of the Directors as to the value of any property for shares shall be conclusive. When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be taken to be fully paid


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               stock and shall be non-assessable. The Articles shall not be amended in this particular."

        2. That the number of shares of the corporation outstanding and entitled to vote on the foregoing Amendment to the Articles of Incorporation is 108,020,700.

        3. That the above-described change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

        THE UNDERSIGNED, being the President and Secretary of American Diversified Holdings, Inc., hereby declare and certify that the facts herein stated are true, and, accordingly, have each set their hand this 5th day of October, 1998.


                                           /s/ James Buchanan Rea, Jr.
                                           -------------------------------------
                                           James Buchanan Rea, Jr., President



                                           /s/ Michael B. Jeffers
                                           -------------------------------------
                                           Michael B. Jeffers, Secretary




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                                 ACKNOWLEDGEMENT


STATE OF CALIFORNIA   )
                      )  ss.
COUNTY OF ORANGE      )

        On October 5, 1998, before me, Kelly J. Woodward, Notary Public, personally appeared MICHAEL B. JEFFERS, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal.




                                            /s/ Kelly J. Woodward
                                            ------------------------------------
                                            Kelly J. Woodward,  Notary Public



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                                 ACKNOWLEDGEMENT


STATE OF CALIFORNIA      )
                         )  ss.
COUNTY OF LOS ANGELES    )

        On October 5, 1998, before me, Sylvia Jeon, Notary Public, personally appeared James Rea (Buchanan) Jr., personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal.




                                            /s/ Sylvia Jeon
                                            ------------------------------------
                                            Notary Public



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